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                           September 8, 2020

       Perry Lu
       Chief Financial Officer
       Glory Star New Media Group Holdings Ltd.
       122 East 42nd Street, 18th Floor
       New York, NY 10168

                                                        Re: Glory Star New
Media Group Holdings Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed September 2,
2020
                                                            File No. 333-248554

       Dear Mr. Lu:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby, Staff Attorney, at (202) 551-3334 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology